EXHIBIT 4

                  AMENDMENT TO RIGHTS AGREEMENT


          AMENDMENT, dated as of May 16, 1996 (this "Amendment"), to the Rights Agreement, dated as of July 25, 1988 (the "Rights Agreement"), between Stone Container Corporation, a Delaware corporation (the "Company"), and The First National Bank of Chicago, a national banking association (the "Rights Agent"), as amended.

          Pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights
Agreement, the parties hereto hereby agree as follows:

          1. Section 1(a) of the Rights Agreement, containing the definition of Acquiring Person, is hereby amended by adding the following clause at the end of the first sentence:

          "or (vi) any such Person who has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 (or any comparable or successor item) of such Schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently and without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10 Business Day period."

          2. Section 1(g) of the Rights Agreement, containing the definition of "Disinterested Director", is hereby deleted in its entirety.

          3. Section 11(a)(ii) of the Rights Agreement is hereby amended in its entirety to read as follows:

          "(ii) Subject to Section 24 of this Agreement, in the event any Person shall become an Acquiring Person, each holder of a Right shall thereafter have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Company's Common Shares (determined pursuant to Section 11(d) hereof) on the fifth day after the date on which a Person has become an Acquiring Person, or the fifth day after the Shares Acquisition Date, whichever market price shall be less (such number of shares, the "Adjustment Shares").

          Notwithstanding anything in this Agreement to the contrary, from and after the date on which a Person has become an Acquiring Person, any Rights beneficially owned by (i) such Acquiring Person or an Associate or Affiliate of such Acquiring Person, (ii) a transferee of such Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of such Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 11(a)(ii), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to insure that the provisions of this Section 11(a)(ii) are complied with, but shall have no liability to any holder of Rights Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder."


          4. Section 11(a)(iii) of the Rights Agreement is hereby amended in its entirety to read as follows:

          "(iii) In the event that the number of shares of Common Stock that are authorized by the Company's Restated Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a), the Company shall
      (A) determine the value of the Adjustment Shares issuable upon the exercise of a Right based on the current per share market price (the "Current Value"), and (B) with respect to each Right (subject to Section 11(a)(ii) hereof), make adequate provision to substitute for the Adjustment Shares, upon the exercise of a Right and payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Common Stock or other equity securities of the Company (including, without limitation, shares, or units of shares, of Preferred Shares, which the Board of Directors has deemed to have essentially the same value or economic rights as shares of Common Stock (such shares of Preferred Stock being referred to as "Common Stock Equivalents")),
      (4) debt securities of the Company, (5) other assets or (6) any combination of the foregoing, having an aggregate value equal to the Current Value (less the amount of any reduction in the Purchase Price), where such aggregate value has been determined by the Board of Directors based upon the advice of a nationally recognized investment banking firm selected by the Board of Directors; provided, however, that if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the later of (x) the first occurrence of the date on which a person becomes an Acquiring Person and (y) the date on which the Company's right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the "Section 11(a)(ii) Trigger Date"), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread (as defined below).
      For purposes of this Section 11(a)(iii), the term "Spread" shall mean the excess of (i) the Current Value over (ii) the Purchase Price. To the extent that any legal or contractual restrictions will prevent the Company from paying the full cash amount payable in accordance with the foregoing sentence, the Company shall pay to holders of the Rights as to which such cash payments are being made all amounts which are not then restricted on a pro rata basis. The Company shall continue to make cash payments on a pro rata basis as funds become available until such payments have been paid in full. If the Board of Directors determines in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the thirty
      (30) day period set forth above may be extended to the extent necessary, but not more than ninety (90) days after the Section 11(a)(ii) Trigger Date, in order that the Company may seek stockholder approval for the authorization of such additional shares (such thirty (30) day period, as it may be extended, is herein called the "Substitution Period"). To the extent that action is to be taken pursuant to the first and/or fourth sentences of this
      Section 11(a)(iii), the Company (1) shall provide, subject to Section 11(a)(ii) hereof, that such action shall apply uniformly to all outstanding Rights and (2) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek such stockholder approval for such authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of each Adjustment Share shall be the current per share market price of the Common Stock on the Section 11(a)(ii) Trigger Date and the per share or per unit value of any Common Stock Equivalent shall be deemed to equal the current per share market price of the Common Stock on such date."

          5. Section 23 of the Rights Agreement is hereby amended in its entirety to read as follows:

     "Section 23.  Redemption

          (a) the Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth Business Day after the Shares Acquisition Date (or, if the Shares Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the tenth Business Day following the Record
      Date) or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split,stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. If, following the occurrence of a Shares Acquisition Date and following the expiration of the right of redemption hereunder but prior to the occurrence of any event specified in Section 13 hereof, (A) a Person who is an Acquiring Person shall have transferred or otherwise disposed of a number of Common Shares in one transaction or series of transactions, not directly or indirectly involving the Company or any of its Subsidiaries, which did not result in the occurrence of any event specified in
      Section 13 hereof such that such Person is thereafter a Beneficial Owner of 10% or less of the outstanding Common Shares and (B) there are no other Persons, immediately following the occurrence of the event described in clause
      (A) of this sentence, who are Acquiring Persons, then the right of redemption shall be reinstated and thereafter be subject to the provisions of this Section 23. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of the event specified in Section 11(a)(ii) hereof until such time as the Company's right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, Common Shares (based on the "current per share market price", as defined in Section 11(d)(i) hereof, of the Common Shares at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.

          (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, evidence of which shall be filed with the Rights Agent, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price per Right. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board of Directors ordering the redemption of the Rights pursuant to paragraph (a), the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption shall state the method by which the payment of the Redemption Price will be made.

          (c) Notwithstanding the provisions of Section 23(a) hereof, in the event that a majority of the Board of Directors is elected by stockholder action by written consent, or is comprised of persons elected at a meeting of stockholders who were not nominated by the Board of Directors in office immediately prior to such meeting, then for a period of one hundred and eighty (180) days following the effectiveness of such election, the Rights shall not be redeemed if such redemption is reasonably likely to have the purpose or effect of allowing any Person to become an Acquiring Person or otherwise facilitating the occurrence of a Triggering Event or a transaction with an Acquiring Person."

          6. Section 27 is hereby amended by deleting the following words in the second sentence:

               "(1) approved by a majority of Disinterested
Directors, and (2)"

and adding the following sentence to the end of such Section:

          "Notwithstanding anything contained herein to the contrary, this Agreement may not be amended at a time when the Rights are not redeemable."

          7.   The Form of Right Certificate attached to the
Rights Agreement as Exhibit B is hereby amended by inserting after "July 25, 1988" in line 5 thereof the phrase "and amended as of July 23, 1990 and May 16, 1996".

          8. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

          9. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

          10. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights
Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.



Attest:                               STONE CONTAINER CORPORATION

   By:   MICHAEL B. WHEELER              By:  LESLIE T. LEDERER
 Name:   Michael B. Wheeler            Name:  Leslie T. Lederer
Title:   Vice President and           Title:  Vice President,
         Treasurer; Assistant                 Secretary and
         Secretary                            Counsel



Attest:                              FIRST CHICAGO TRUST COMPANY
                                                     OF NEW YORK

   By:  MICHAEL R. PHALEN            By:  DIANE S. CALCAGNO
 Name:  Michael R. Phalen          Name:  Diane S. Calcagno
Title:  Vice President            Title:  Assistant Vice
                                           President